Exhibit 99.2

Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Stephen Swett – Partner, ICR

John L. Villano – Chairman, Chief Executive Officer & President, Sachem Capital Corp.

Nicholas Marcello – Chief Financial Officer, Sachem Capital Corp.

Other Participants

Gaurav Mehta – Analyst, A.G.P. / Alliance Global Partners Corp.

Matthew Erdner – Analyst, JonesTrading Institutional Services LLC

Chris Muller – Analyst, Citizens JMP Securities LLC

Christopher Nolan – Analyst, Ladenburg Thalmann & Co., Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to Sachem Capital Corp. Third Quarter 2024 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Stephen Swett, Investor Relations. Thank you, Mr. Swett. You may begin.

Stephen Swett, Partner, ICR

Good morning, everyone, and thank you for joining Sachem Capital Corp’s third quarter 2024 earnings conference call. On the call from Sachem Capital today is Chief Executive Officer, John Villano, CPA; and Chief Financial Officer, Nick Marcello.

This morning, the company announced its operating results for the quarter ended September 30, 2024, and its financial condition as of that date. The press release is posted on the company’s website, www.sachemcapitalcorp.com.

As a reminder, remarks made on today’s conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company’s results, please refer to our earnings release for this quarter and to our most recent SEC filings.

During this call, the company will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in the SEC filings.

With that, I’ll turn the call over to John.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
Company▲	Ticker▲	Event Type▲	Date▲

John L. Villano, Chairman, Chief Executive Officer & President, Sachem Capital Corp.

Thank you and thanks to everyone for joining us today. As we previously noted, the current macroeconomic environment has posed significant challenges for small balance lenders. Borrowers are facing substantial pressure from construction and labor costs that continue to rise, elevated interest rates, and stricter credit requirements imposed by banks. These challenges, amongst others, have led to increased uncertainties around project completion, which ultimately have made it difficult for our borrowers to secure long-term financing.

As you know, the Federal Reserve just reduced the interest rates by 25 basis points following a 50 basis point decrease in September of this year. This trend is encouraging and positive for borrowers and lenders alike, and consistency of rate cuts will spur borrower optimism and open the door for many to access the financing they need.

For the last two years, Sachem has reduced originations as we uphold a diligent and prudent approach to our underwriting and avoid dilutive capital raises. In this environment, we are taking the necessary measures to return to accretive growth while continuing to navigate through this period of low origination activity.

Subsequent to quarter-end, we began negotiations regarding a sale of mortgage loans of approximately $78.8 million with the anticipated recovery of approximately 70% of the unpaid principal balance. This pool of loans was generally originated during the 2021 and 2022 period when rates were lower and costs were expected to stabilize sooner. Unfortunately, our borrowers were hit with a combination of an unprecedented rapid rise in interest rates and inflated material and labor costs all at once. This combination rendered many real estate projects unviable.

While not the outcome we prefer, the sale of these loans is proactive and will reduce the amount of foreclosure and non-accrual loans, allowing us to reinvest in accretive assets. Further, we expect a lower cost of capital as our loan book is cleared of most uncertainty and cash is reinvested into performing assets. Nick will provide further details later on the call.

Also during the quarter, Sachem invested in Shem Creek Capital, the third-party manager of Shem Creek Private Credit Funds and acquired a 20% membership interest. We invested $2.5 million in the quarter with an additional $2.5 million due and payable on or before September of 2025. This strategic investment into asset management gives us the flexibility to generate diversified cash flow and represents an initial step towards broadening our business model to remain resilient in any market environment. We strongly believe in Shem Creek’s investment thesis that workforce housing is a strong credit product, particularly in this high-cost environment, which makes it extremely difficult to produce new supply.

This quarter, we generated approximately $14.8 million in revenue, reflecting a change compared to the same quarter last year. Primarily due to a decrease in origination fees which, as mentioned, have traditionally made up a significant portion of our income. Loan modification and extension fees remain a source of income for the company but are only available to those borrowers that meet our rigorous re-underwriting criteria and have sufficient capital reserves. This quarter, we earned $1.8 million in fee income from loans, primarily a result of loan modifications and extensions.

Year-to-date, we added only $0.9 million in our REO, reflecting our ability to efficiently manage non-performing loans. Our hands-on approach, coupled with a firsthand knowledge of our borrower, increases the probability that we can move a loan from non-performing to performing.

Shifting to our pipeline, opportunities within our sector remain strong, especially with banks still staying on the sidelines. We are excited to turn the corner and leverage our expertise and experience to rebuild and return to a strong dividend over time.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
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With that, I would like to hand the call over to Nick to discuss our third quarter financials. Nick?

Nicholas Marcello, Chief Financial Officer, Sachem Capital Corp.

Thank you, John. For the third quarter, 2024, Sachem recorded revenue of $14.8 million compared to $17.8 million in the same quarter of the prior year. As John previously mentioned, the reduction is mainly attributable to the impact of reduced loan originations as we remain prudent with short-term debt coming due.

Interest in fee income from loans declined compared to the same period in 2023, while income from partnership investments rose due to the recent investment in Shem Creek during 2024. Over the past four years, Sachem has invested approximately $47 million in Shem, which has been delivering attractive double-digit returns with no losses to-date. We are excited to leverage the many synergies this partnership provides and appreciate the diversification it brings to our business model.

Total operating costs and expenses for the third quarter of 2024 were approximately $19.6 million, compared to approximately $11.3 million in the prior-year quarter. The increase was driven by multiple factors, including additional CECL reserves totaling $8.1 million and approximately $2.3 million in G&A expenses.

As a reminder, the provisions on the loan portfolio are non-cash charges, reflecting the ongoing uncertainty within our industry and a broader economy. This puts our current allowance for credit losses for mortgage receivable at $20.2 million or approximately 4.2% of unpaid principal balance. Most of these reserves are held against commercial real estate assets as our residential mortgage portfolio continues to hold its value on a relative basis.

G&A expenses increased compared to the same quarter in 2023, primarily due to higher professional fees stemming from shareholder activism, which has now been resolved. Interest in amortization of deferred financing costs have decreased by approximately 11% since September 30, 2023, primarily due to the repayment of our unsecured notes payable that came due in June of 2024.

As a result, net loss attributable to common shareholders for the third quarter of 2024 was $6.1 million or negative $0.13 per diluted share, compared to $5.2 million or $0.12 per diluted share in the comparing prior-year period.

As discussed in prior quarters, our board regularly evaluates our dividend distribution policy on an ongoing basis balancing our operational performance, federal tax requirements, and the importance of maintaining long-term financial flexibility. On November 7, the board declared a quarterly dividend of $0.05 per share for shareholders of record as of November 18, 2024.

Going forward, it is anticipated that the company will disclose future dividend declarations with respect to its first three fiscal quarters, concurrently with the release of its quarterly earnings with respect to the fourth quarter, either at the end of the year and/or concurrently with the release of the year-end financial information. This timing will better align with our results.

Turning to portfolio activities. As with previous quarters in 2024, loan originations remained challenged. However, with banks remaining on the sidelines and financing challenges persisting, we expect our pipeline to remain robust even as we stay highly selective due to the current capital markets environment. Our primary focus continues to be on single-family and small multifamily residential assets in growing markets where the metrics remain favorable.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
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For the quarter, we had net fundings of approximately $31.3 million from mortgage loans, including loan modifications and construction draws that were offset by approximately $55.6 million of principal paydowns. During the third quarter, the company modified or extended a total of 24 loans. These modifications resulted in gross fee income of $0.9 million. As of September 30, 2024, our portfolio was comprised of 226 loans, with a total unpaid principal balance of approximately $477.1 million, a weighted average interest rate of 13.1% inclusive of default rates but excluding fees.

Our loan portfolio is geographically diverse, covering 16 states with a focus on growth markets in the Southeast, balanced with more stable markets in the Northeast. Additionally, only 13.3% of our investments are in office properties.

At quarter-end, we had loans with a principal balance of approximately $147 million at non-accrual status, which includes 54 loans in foreclosure by the company representing approximately $81.8 million of outstanding principal balance, including the accrued but unpaid interest and borrower charges. Real estate owned was $4.3 million as of September 30, 2024, including $0.8 million held for rental and $3.5 million held for sale.

Now, let’s move on to our balance sheet and financial position. We’re maintaining liquidity as a priority to stay prepared during a time when valuable opportunities are emerging, and capital remains expensive. As of September 30, 2024, we had total assets of $555.5 million, including $5.9 million of cash, cash equivalents, and $1.6 million in investment securities, offset by $324.7 million of total debt outstanding.

We will continue to utilize drawdowns from our existing credit facilities, current cash on hand, principal repayments from our mortgage loans, proceeds from the sale of preferred stock under our ATM program, and proceeds from the potential sale of mortgage loans to manage the upcoming debt maturities, notably the $34.5 million principal amount of unsecured unsubordinated notes due on September 30, 2024.

Finally, as John mentioned, we are targeting to close on the sale of 41 loans of approximately $78.8 million of unpaid principal balance. Of these loans, $41.5 million are considered non-accrual loans or loans that are over 90 days past due on payment. Currently, we are anticipating recovery of approximately 70% of unpaid principal balance from the sale of the loan pool.

Selling these loans provides several advantages to Sachem. First, we eliminate the risk of significant costs related to the foreclosure and bankruptcy process, including professional fees, providing capital to finished projects, and other expenses relating to the REO.

Second, the process to reclaim our assets is often lengthy, which constrains capital and limits resources that could be directed towards other areas of the business. The opportunity cost of our capital is significant, particularly when foreclosures regularly take over two years to complete in many judicial states that we lend in.

Lastly, these loans provide liquidity in a time where capital remains expensive. Selling these loans gives us the best chance to avoid onboarding dilutive capital and eliminates a significant drag on earnings. As such, we believe the sale is the most direct path to regain our step and start to regrow our dividend.

I will now turn the call back to John for closing remarks.

John L. Villano, Chairman, Chief Executive Officer & President, Sachem Capital Corp.

Thanks, Nick. We are excited to reposition Sachem as a market leader in small, balanced real estate finance. We look forward to refilling our loan pipeline and funding accretive projects. Our goal is to de-risk our balance sheet, restore our dividend, and reward our shareholders. We are grateful for the continued shareholder support through challenging industry-specific and macroeconomic conditions. Our transition is currently underway, and we are excited to enhance our lending operations, increase our dividend while protecting book value.

I want to extend my heartfelt gratitude to the entire Sachem team for their continuous hard work, dedication, and invaluable contributions to our performance.

And now, we will turn the call over to the operator for questions. Thank you.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] The first question comes from the line of Gaurav Mehta with Alliance Global Partners. Please go ahead.

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Yeah. Thank you. Good morning. I wanted to ask you on your non-accrual loans and the mortgage loans that you’re planning to sell. So, I think in the prepared remarks you said $147 million are non-accrual. It seems to be higher than the number for non-accruals in the last quarter, so I’m hoping to get some more color on non-accruals.

And then, the sale of mortgage loans. So, I want to get some more color on that pool of mortgage loans that you’re selling and that expected timing of the sale.

<A – Nick Marcello – Sachem Capital Corp.>: Yeah. I can take that one, Gaurav. So, the non-accrual, I think the particular spike in the non-accrual was related to a loan that we’re actively working on. It’s a sizable loan down in Naples, Florida. There’s been some litigation with one of the partners, one of the – sorry, the second mortgage holder in the deal. That has slowed the project. But we’re actively working through that and hope to have an outcome on that over the coming months. The assets are near completion with sales scheduled. There’s just some – there’s some issues with the second mortgage holder that’s been slowing that. And that’s what made up a sizable portion of that spike between Q2 and Q3.

Relating to the note sale, as you mentioned, a little more than $41 million of the pool is non-accrual, which is in that $140-plus million number. Majority of the pool – the other sort of portion is – probably has another non-performing aspect. I suppose the entire pool being sold because there’s either like a sponsorship issue, perhaps another underlying asset issue, but loans that we want to clear ourselves up to redeploy into better credit products is the general theme of the sale. So, we’re excited to get that process executed and get the capital back into performing assets. We took that process off after quarter close and anticipate a full closing on the sale prior to December 30, 2024.

I would just add, too, that I suppose if you go into the asset base, the majority of these loans were not the – they’re sort of commercial projects, I would say, generally speaking. There are some small residential projects that we’re selling, but a majority of it is commercial assets.

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Okay. And so...

<A – John Villano – Sachem Capital Corp.>: Thank you, Nick. Gaurav, I’d like to add one other thing to that which kind of ties in the last few quarters of our performance. As we’ve all known, our dividend has kind of tracked downward here to where it is today. These loans have been a drag on earnings. Non-accrual certainly doesn’t help us. In an effort to restore our dividend to what it was and then some, we need to close these loans out. And quite honestly, we do a very nice job of clearing these up, but the drag of non-accruals is just hurting the dividend. And internally, we feel that it’s best to eliminate these. Even though if we were to fight these to the end, we would probably get back most of our money, but we would have a reduced dividend for a prolonged period of time.

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Okay. Just as a follow-up, so the $41 million are non-accrual in that pool, and that $41 million is included in the $147 million total number? And so, I guess as we think about the remaining non-accrual pool, should we expect like similar outcome for what would remain in the non-accrual after the sale of the mortgage loan portfolio?

<A – John Villano – Sachem Capital Corp.>: At this point, there is no secondary loan sale with respect to the additional non-accrual.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
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<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Okay. And lastly, on the balance sheet, I think you had talked about a few different sources of capital that you may use to address the $34 million debt maturity in December. And so, out of those sources, is there any source that you prefer over another as you look to address the debt maturity?

<A – Nick Marcello – Sachem Capital Corp.>: Gaurav, what we’re expecting from the combination of the loan sale will have options. Our loans that are due in December are $34.5 million. Most likely, it would be a full paydown of those notes. Of course, a reduction of our credit facility with Needham Bank. And at that point, we can start to build our business again and putting loans on the books.

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Okay. Thank you. That’s all I had.

Operator: Are you done with your question, Mr. Mehta?

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Yes. Thank you.

Operator: Thank you. Next question comes from the line of Matthew Erdner with JonesTrading. Please go ahead.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Hey. Good morning, guys. Thanks for taking the question. So with this $78 million in loan sales, that kind of gets me to around $400 million for the current portfolio size. Do you know what percentage would be office after this loan sale closes? What remainder of that $400 million would be commercial outside of office? And then, I think you mentioned $41 million in non-accruals, so that kind of brings it back down towards a $100 million, give or take. Can you just let me know if I’m reading through this correctly?

<A – John Villano – Sachem Capital Corp.>: Okay. So, the non-accruals, I just – look, Nick, I’ll let you take this with respect to the office percentage, but the significant portion of non-accruals are residential condo. So, we don’t see much devaluation as we see with the loan sale.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Got you.

<A – Nick Marcello – Sachem Capital Corp.>: Yeah. And regarding...

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Yeah. Sorry. Go ahead.

<A – Nick Marcello – Sachem Capital Corp.>: Regarding the office, there’s – yeah, no problem – $10-plus million of the $78 million going to the sale our office properties. So certainly, like, there’s a sizable portion of that that are office assets that we’re going to be selling to continue to lower that exposure.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Got it. That’s helpful. And then turning to another question with regard to capital allocation, it looks like you guys repurchased almost 0.5 million shares during the quarter, made the investment in the Shem Creek Capital. Where do you guys view the best return on your capital at this point?

<A – John Villano – Sachem Capital Corp.>: First of all, Matt, we think our shares are depressed even in light of all of this. We feel that these shares – again, it’s only my opinion. We feel that the shares are cheap with respect to book value. We think, in the near future, our dividend will be restored. Look, we’re lending [ph] at $12 and $2 (00:32:50) still. Right now, we’re still, through the end of the year, we’re not going to lend. We’re not going to do anything. We’re still managing our business, performing through the loan sale. Next year will be a – starting in January, we’re going to take stock of what we have. We’re going to look for new capital and begin moving again.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
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So, to answer your question, we think our stock is a great buy here. We still like residential lending. It’s just we’re not seeing as many great projects. And so, we’re just sitting tight for now. And until we can find accretive capital, it’s going to be a slow play.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Got it. That’s helpful. Thank you, guys. [indiscernible] (00:33:40).

Operator: Thank you. Next question comes from the line of Tyler Batory with Oppenheimer & Co. Please go ahead.

<Q>: Good morning. This is [ph] Jonathan (00:33:53) on for Tyler. Thanks for taking my questions. First one for me, John, somewhat of a follow-up, so now that we’ve moved past the election and the September rate cuts, I’m curious if you can maybe update us on your latest thinking on how next year plays out. You highlighted the strong deal flow. So pairing that, kind of what do you need to see to step back on the pedal next year?

<A – John Villano – Sachem Capital Corp.>: Okay. All right. So, our loan sale is coming through. We’ve talked about that. We’ve cut our dividend. I want to – just I’m not happy, right? Because – to be very clear, I’m not happy, I don’t expect our shareholders to be happy. There could quite possibly be, and this is, again a board of director decision, but there could be another $0.05 dividend. And I just don’t want to mince words. It’s quite possible. It’s not a dividend in despair. It’s just – again, we’re starting to see the light at the end of the tunnel. We’re excited about moving forward. We’re really looking to the second quarter. And I think, at that point, we’re going to start looking like the company we used to be.

<Q>: Okay. That’s great. I appreciate the color. And then you guys invested in the Shem Creek partnership in the quarter. And in the past, you’ve talked about satellite offices with local hard money lenders. I’m curious if those conversations have become more active or changed at all in light of the environment and the moves we’ve seen in the interest rates over the past few months?

<A – John Villano – Sachem Capital Corp.>: It is a great opportunity for us. However, without capital, we have to kind of mind our business. And we’re a lender at heart. That’s what we do. We’re starting to step out a little bit more in the real estate development business through our TRS and our Urbane unit. We’re very excited for what they can do and what they can bring to our bottom line.

So, what is very interesting in our business model at this point is we have the opportunity for capital gains, which we’ve kind of stepped a little bit away from being your normal vanilla white mortgage lender. We now have the ability to spin off capital gains, and those will be tremendous benefits to our shareholders. They will come – once we fill this pipeline, they will come consistently. And it’s a new view. But let it be said here, we are a mortgage lender. We’re not straying too far from the path. We feel that Shem Creek adds great credibility in the workforce housing for us. We don’t have the ability to attract that kind of investment with our rates the way they are. So, we’re very excited to have them as part of our team, and we think that could be a huge part of our business going forward.

<Q>: That’s excellent. I appreciate all the color today. That’s all from me.

Operator: Thank you. Next question comes from the line of Chris Muller with Citizens JMP. Please go ahead.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
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<Q – Chris Muller – Citizens JMP Securities LLC>: Hey, John and Nick, thanks for taking the questions. So, I guess on the lower fees from modifications, how are you guys feeling about where you’re at modification-wise? Are you through the bulk of what you expect to come through or is there another, I guess, steady flow of small modifications coming – over the coming quarters?

<A – John Villano – Sachem Capital Corp.>: Chris, we continue – I mean, modification are – at one point, we had 500 loans, and we’re now down to approximately 225. Just by the sheer number, we get a bunch of these every single month. And what we have done through the last quarter is we have changed a significant portion of our underwriting process. It is greatly improved. A lot of these modifications don’t fit the guidelines any longer. And those guys are going off to mission. We’re foreclosing if they don’t want to – there’s nowhere for them to go, quite honestly, which leads us to selling the notes or foreclosing.

So, we’re – this is part of a cleansing of our balance sheet. And they continue to come. We do our very best to protect our borrowers. And we’ve been going – we’ve been known to go to the ninth inning for many. But if we can’t get them to fit our guidelines, they kind of have to go.

<Q – Chris Muller – Citizens JMP Securities LLC>: Got it. So, should we expect to see a pickup in REO over the next couple of quarters?

<A – John Villano – Sachem Capital Corp.>: I don’t really see it. A good portion of our loans in foreclosure resolve themselves, right? It’s either through a short sale, another interested party, a refinance. Our REO has not grown tremendously over this whole period, right? This whole last two-year struggle that we’ve been in.

So, I don’t expect it to be in REO, but I will add this little caveat. If we have the ability to perform a cash-for-keys transaction, we will do it. Artificially inflating the REO, it gives us control, but it’s a quick sale. I mean, this is not stuff we’re keeping. Again, it’s just trying to get control in some of the states. It’s just – It’s hard to get that. Especially New York and New Jersey, it’s hard to get control.

<A – Nick Marcello – Sachem Capital Corp.>: I’ll actually – I’ll clarify that. I think what John saying, too, is that we are trying to take back some REO before it goes to mission for sale. You just get better execution in the secondary market. If you can convert it to REO, it alleviates the risk. So what we’re trying to do is be proactive with the loan pool to get in front of our borrowers to say, hey, here’s a chance to hand us the keys. So, you’ll see a subsequent disclosure that discusses like the amount that we’re taking into REO that’s going to the mission sale. But again, that was done strategically to facilitate the sale. That wasn’t just us taking a bunch of REO through like, say, foreclosure.

<Q – Chris Muller – Citizens JMP Securities LLC>: Got it. That’s very helpful. And then, I guess, my second question is for you, Nick. With the CECL reserve in the quarter, I think you said that most of that reserve was related to the Naples asset. I want to make sure I got that correct first. And then, can you just break out for me the general and specific reserves that are in that $20.2 million total number? Is any of that specific reserves, I guess, is the question?

<A – Nick Marcello – Sachem Capital Corp.>: I would say that the general split is roughly you’ve got about $14 million in direct reserve, which is against assets that are in the non – all of which is against assets in the non-performing bucket. The remainder is sort of general reserve that relates to the rest of the performing pool. Is that helpful?

<Q – Chris Muller – Citizens JMP Securities LLC>: Very helpful. Thank you. That was all I had. I look forward to seeing you guys shift back to offense at some point in 2025.

<A – John Villano – Sachem Capital Corp.>: Thank you.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
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<A – Nick Marcello – Sachem Capital Corp.>: Thanks.

Operator: Thank you. Next question comes from the line of Christopher Nolan with Ladenburg Thalmann. Please go ahead.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Hey, guys. For the $78 million loan sale, is that going to just be a realized loss in the fourth quarter or is it going to be part reserve recovery? How is that going to work, accounting-wise?

<A – Nick Marcello – Sachem Capital Corp.>: You’ll see a – yeah, I’ll...

<A – John Villano – Sachem Capital Corp.>: No. Nick, go ahead.

<A – Nick Marcello – Sachem Capital Corp.>: You’ll see a reserve recovery – yeah, you’ll see a reserve recovery, Chris, for loans that we’re reserved against in the pool. And then you’ll – it’ll be offset by, to your point, a realized loss of where it’s executed out. There is – there’s some math that is in our filing that’s coming out shortly that goes into sort of a pro forma effect of what the loan sale looks like.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Okay. And then, I guess, if I heard you correctly, the cash for the maturing December note, do you have that cash on hand now or is this still in process?

<A – John Villano – Sachem Capital Corp.>: Chris, so what we have is, we’ve kept our availability at Needham relatively low. We do have some cash. We don’t have all of it, but we have the ability to draw from Needham, if need be. And then we also have the anticipated proceeds from the sale of the notes.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Okay. So, your credit facility will cover it, if need be.

<A – John Villano – Sachem Capital Corp.>: Yes.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Okay. And the final question is on the Shem Capital investment, did that flow through the income statement overall or was that just sort of a CapEx type of balance sheet investment?

<A – Nick Marcello – Sachem Capital Corp.>: That did not flow through the income statement yet. We did that transaction early in September. The P&L effects are still – yeah, it was too short-lived during the quarter or for the year, let’s say.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Okay. But that was [indiscernible] (00:43:20)

<A – Nick Marcello – Sachem Capital Corp.>: But that was from the manager investment – yeah, that was on – it’s a third-party manager – the third-party manager investment that oversees the funds that we’ve been investing in as – majority of which is our capital is in a co-invest vehicle with outsized economics to the rest of the limited partners in the fund.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: So, does that expense be amortized over a period of time? Is that the way to look at that investment?

<A – Nick Marcello – Sachem Capital Corp.>: No, it’s an equity investment.

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Sachem Capital Corp.	SACH	Q3 2024 Earnings Call	Nov. 14, 2024
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Okay. That’s it for me. Thank you very much.

<A – John Villano – Sachem Capital Corp.>: Thanks, Chris.

Operator: Thank you. [Operator Instructions] Ladies and gentlemen, we have reached the end of question-and-answer session. I would now like to turn the floor over to John Villano for closing comments.

John L. Villano, Chairman, Chief Executive Officer & President, Sachem Capital Corp.

Thank you, everyone, for joining us today. We look forward to updating you with the filing of our K. Thanks again.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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